UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2017

ScanSource, Inc.

(Exact name of Registrant as specified in its charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Agreement.

On April 3, 2017, ScanSource, Inc., together with certain of its subsidiaries, entered into an Amendment (the “Amendment”) to its Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. as Administrative Agent, and certain lenders named therein (the “Agreement”).

Among other things, the Amendment extends the maturity of its $300 million multi-currency senior secured revolving credit facility to April 3, 2022. Under the amended facility, ScanSource may request to increase its borrowings up to a total of $500 million, subject to obtaining additional credit commitments from the lenders participating in the increase. The Amendment also modifies various administrative and regulatory provisions and various other financial covenants. The Amendment establishes the rate spreads, which range from 1.00% to 2.125% for LIBOR-based loans and 0% to 1.125% for alternate base rate loans, and the commitment fees, which range from 0.175% to 0.35%.

JP Morgan Chase Bank, N.A. acts as the Administrative Agent under the Agreement, TD Bank, N.A. and Bank of America, N.A. act as Co-Syndication Agents, and JP Morgan Chase Bank, N.A., TD Bank, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as Joint Lead Arrangers and Joint Bookrunners.

The foregoing description is qualified by reference to the full and complete terms of the Agreement as amended by the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement (as amended)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: April 5, 2017	By:	/s/ Gerald Lyons

	Name:	Gerald Lyons
	Its:	Interim Chief Financial Officer, Senior Vice President, Corporate Controller and Principal Accounting Officer